Exhibit 99.1

Einstein Noah Restaurant Group Reports Strong Growth in Earnings and Cash Flow for 2008

- Cash flow from operations increased 73% to $43.1 million in 2008 resulting in an unrestricted cash balance of $24.2 million -

- Full year diluted EPS increased 47% to $1.29 -

LAKEWOOD, Colo.--(BUSINESS WIRE)--March 2, 2009--Einstein Noah Restaurant Group (NASDAQ: BAGL), a leader in the quick-casual segment of the restaurant industry operating primarily under the Einstein Bros.® Bagels, Noah's New York Bagels®, and Manhattan Bagel® brands, today reported financial results for the fourth quarter and full year ended December 30, 2008.

Selected Highlights for the Fourth Quarter 2008 Compared to the Fourth Quarter 2007:

  Total revenue of $103.9 million vs. $105.2 million
  System-wide comparable store sales decreased a modest 1.0%
  Gross profit of $21.5 million in each of these quarters
  Net income and diluted EPS of $5.8 million and $0.36, respectively, versus net income and diluted EPS of $6.8 million and $0.41. Fourth quarter 2008 results included $1.3 million in senior management transition costs, or approximately $0.08 per diluted share.
  Generated $9.4 million of cash flow from operations in 2008 compared to $5.6 million in 2007.

Selected Highlights for 2008 Compared to 2007:

  Total revenue growth of 2.6% to $413.5 million from $402.9 million
  System-wide comparable store sales increased 1.4%
  Gross profit of $81.8 million vs. $80.9 million
  Net income and diluted EPS of $21.1 million and $1.29, respectively, versus net income and diluted EPS of $12.6 million and $0.88. 2008 results included $3.2 million in charges for senior management transition costs and California wage and hour settlements, or approximately $0.20 per diluted share.
  Generated $43.1 million of cash flow from operations in 52-week period, resulting in an unrestricted cash balance of $24.2 million on December 30, 2008, compared to the 52 weeks ended January 1, 2008 where we generated $24.9 million in cash flow and had an unrestricted cash balance of $9.4 million.

Jeff O’Neill, chief executive officer and president of Einstein Noah, said, “Our performance is a testament to the strength of our loyal customer base. In the face of unprecedented economic challenges, we’ve been able to preserve our comparable store sales, continue to build efficiencies in our manufacturing and commissary operations, and lower our G&A costs significantly. Most importantly, in 2008 we generated free cash flow totaling $16.4 million, which further strengthens our liquidity position.”

O’Neill continued, “In 2009, our key objectives are to accelerate our marketing and merchandising efforts, continue to build on our strong and growing base of Franchise and License partners, and prudently manage our controllable costs. We are pleased with our unique strength and positioning in the Fast Casual Breakfast day part, and are confident that we can take additional market share from our competitors through our emphasis on exciting new products and value-oriented promotions. Overall, we look forward to continued progress in 2009 and are well underway toward building a ‘best in class’ organization.”

Fourth Quarter 2008 Financial Results

For the fourth quarter of 2008, system–wide comparable store sales, which include Company-owned, franchised, and licensed locations, decreased a modest 1.0%. Total revenues decreased 1.3% to $103.9 million from $105.2 million in the fourth quarter last year. The fourth quarter of 2008 had a benefit of $0.3 million from gift card breakage, compared to a benefit of approximately $1.3 million in the fourth quarter last year.

Company-owned restaurant sales fell 2.5% to $94.3 million from $96.7 million, including a 3.3% decrease in comparable store sales, of which approximately 1.2% was due to management deliberately reducing the hours of operation. Once again, our upgraded restaurants experienced stronger comparable store sales, and outperformed all other locations by 2.4%. Company-owned restaurant gross profit was $18.9 million in the fourth quarter of 2008, compared to $20.7 million in the same quarter last year.

Franchise and license locations continued a trend of strong positive comparable store sales in the fourth quarter of 2008, posting an 8.5% increase compared to the same quarter in the prior year. We also benefitted from a net increase of nine license locations in the quarter. The effect of the new locations and comparable store sales helped drive franchise and license related revenues up 11.1% to $1.9 million in the fourth quarter of 2008.

Manufacturing and commissary revenues increased 12.6% to $7.7 million in the fourth quarter of 2008, resulting in gross profit of $0.7 million, compared to a $0.9 million loss in the fourth quarter last year.

General and administrative expenses declined $0.9 million to $8.4 million in the fourth quarter of 2008 compared to $9.3 million in the fourth quarter in the prior year.

Net income was $5.8 million in the fourth quarter of 2008, or $0.36 per diluted share, compared to net income of $6.8 million, or $0.41 per diluted share, in the same quarter last year. The fourth quarter of 2008 results included $1.3 million in senior management transition costs.

2008 Financial Results

For the full year ended December 30, 2008, system-wide comparable store sales, which include Company-owned, franchised, and licensed locations, increased 1.4%. Total revenues increased 2.6% to $413.5 million from $402.9 million last year.

Company-owned restaurant sales grew 1.0% to $376.7 million from $373.0 million, with virtually flat comparable store sales, despite management deliberately reducing the hours of operation beginning in the second quarter of 2008. Company-owned restaurant gross profit was $73.5 million compared to $75.8 million in 2007.

Franchise and license related revenues increased 12.6% to $6.4 million in 2008, compared to $5.7 million last year. We benefitted from a net increase of 27 franchise and license locations, in addition to a strong comparable store sales increase of 8.6%. To date, we have signed seven development agreements for additional Einstein Bros. Bagels franchises which should ultimately result in a total of 49 additional franchise openings.

Manufacturing and commissary revenues increased 25.5% to $30.4 million, compared to $24.2 million last year. Manufacturing and commissary gross profit was $1.8 million, compared to a $0.6 million loss in 2007.

Net income was $21.1 million for 2008, or $1.29 per diluted share, compared to net income of $12.6 million, or $0.88 per diluted share, in 2007 and reflects one full year’s benefit of our recapitalization, which occurred in June 2007. The 2008 results included a $1.9 million charge related to two California wage and hour settlements, along with $1.3 million of senior management transition costs, which in aggregate was approximately $0.20 per diluted share.

2009 Update

Our primary focus in 2009 will be driving organic growth through consumer promotions, product innovations and additional locations. We plan to open six to eight Company-owned, six to eight franchised, and 30 to 35 licensed stores in 2009. We also intend to upgrade 45 Company-owned stores.

We have locked in over 90% of all major agricultural commodities at virtually flat prices compared to 2008, with an option to benefit from further reductions in pricing.

Rick Dutkiewicz, chief financial officer of Einstein Noah, added, “Our ‘asset light’ investment model generates strong cash on cash returns and provides for a substantial amount of free cash flow. We have over $24 million of unrestricted cash and remain in full compliance with our debt agreements. We will also continue to invest in our successful upgrade program to generate both top line sales growth as well as additional store margin dollars. By the end of 2009, approximately 50% of our Company-owned restaurants will have been constructed in the last four years or will have been upgraded. This demonstrates our commitment to enhancing the guest experience at all levels.”

Dutkiewicz concluded, “Our growth strategy and brand building efforts place greater emphasis on high-margin, capital efficient development, and our goal is to have approximately 50% of all locations operated by franchise and license partners by 2012. This expansion strategy is expected to drive significant cash flow for our shareholders, while providing greater stability to our core business in an otherwise volatile environment.”

Conference Call Today

We will host a conference call to discuss fourth quarter and full year 2008 financial results today at 3:00 p.m. Mountain Time (5:00 p.m. Eastern Time). Hosting the call will be Jeff O’Neill, president and chief executive officer, and Richard Dutkiewicz, chief financial officer.

The dial-in numbers for the conference call are 1-800-762-8779 for domestic toll-free calls and 1-480-248-5081 for international. The conference ID is 3989731. A telephone replay will be available through March 16, 2009, and may be accessed by dialing 1-800-406-7325 for domestic toll-free calls or 1-303-590-3030 for international. The conference replay access code is 3989731#.

To access a live Webcast of the call, please visit Einstein Noah's Web site at www.einsteinnoah.com. A replay of the Webcast will be available on the Web site for at least four weeks.

About Einstein Noah Restaurant Group

Einstein Noah Restaurant Group is a leading company in the quick casual restaurant industry that operates locations primarily under the Einstein Bros.® Bagels and Noah's New York Bagels® brands and primarily franchises locations under the Manhattan Bagel® brand. The company's retail system consists of more than 600 restaurants, including more than 100 license locations, in 36 states plus the District of Columbia. It also operates a dough production facility. The company's stock is traded under the symbol BAGL. Visit www.einsteinnoah.com for additional information.

Forward Looking Statement Disclosure

Certain statements in this press release constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words "forecast," "estimate," "project," "plan to," "is designed to," "expectations," “prospects,” "intend," "indications," "expect," "should," "would," "believe," “target”, "trend", “contemplate,” “set the foundation for” and similar expressions and all statements which are not historical facts are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance (financial or operating), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements. These factors include but are not limited to (i) the results for period over period revenue, gross profit, operating income, net income, depreciation and amortization, comparable store sales and margin performance are not necessarily indicative of future results, and our expectations for 2009 results are subject to shifting consumer preferences, economic conditions, weather, and competition, among other factors; (ii) the results for the 2008 fourth quarter are not necessarily indicative of future results, which are subject to a variety of factors, including consumer preferences and the economy and increasing utility and other costs, and other seasonal effects; (iii) the ability to develop and open new company-owned, licensed and franchised restaurants and continue our upgrade program for company-owned restaurants and opportunities for franchised and licensed locations are dependent upon the availability of capital, the availability of desirable locations, reaching favorable lease terms, as well as the availability of contractors and materials, and the ability to obtain necessary permits and licenses; (iv) our goal to have 50% of our locations operated by licensees or franchisees by 2012 and build on our base of franchise and license partners is dependent upon our ability to attract franchisees and licensees, negotiate favorable agreements, and their ability to secure financing as well as the factors listed in (iii), above; (v) our ability to drive significant cash flow and provide greater stability to our business through our expansion strategy of growing our franchise and licensed locations is dependent, in turn, upon the factors listed in (iii) and (iv), above; (vi) our ability to grow is dependent on many factors including our ability to attract and train personnel, the availability of products, our ability to develop new menu items and to produce those items in the restaurants, and the availability of capital and consumer acceptance; (vii) our ability to take market share from our competitors and our unique positioning in the fast casual breakfast daypart are subject also to consumer preferences and economic conditions, and the attractiveness, desirability and perceived value of our offerings, among other factors; (viii) our ability to drive organic growth through consumer promotions, product innovations and additional locations is dependent upon our ability to develop new menu items, the acceptance of our products, the success of our marketing and promotions among other factors and the factors outlined in (iii) and (iv), above; (ix) whether the parties to development agreements open the anticipated number of franchise locations is subject to a variety of factors mentioned above including the availability of capital, the availability of desirable locations, reaching favorable lease terms, as well as the availability of contractors and materials, and the ability to obtain necessary permits and licenses, hire personnel and general economic and market conditions, among other factors; (x) our ability to accelerate our marketing and merchandising efforts is dependent upon available resources, innovative ideas and production and distribution of materials; and (xi) our ability to manage costs is dependent upon economic conditions, including market and inflationary pressures. These and other risks are more fully discussed in the Company's SEC filings.

EINSTEIN NOAH RESTAURANT GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except earnings per share and related share information)

	13 weeks ended		Increase/	13 weeks ended
	(dollars in thousands)		(Decrease)	(percent of total revenue)
	January 1,	December 30,	2008	January 1,	December 30,
	2008	2008	vs. 2007	2008	2008
Revenues:
Company-owned restaurant sales	$ 96,714	$ 94,333	(2.5%)	91.9%	90.8%
Manufacturing and commissary revenues	6,795	7,650	12.6%	6.5%	7.4%
Franchise and license related revenues	1,705	1,894	11.1%	1.6%	1.8%
Total revenues	105,214	103,877	(1.3%)	100.0%	100.0%

Cost of sales:
Company-owned restaurant costs
Cost of goods sold	28,744	28,155	(2.0%)	27.3%	27.1%
Labor costs	28,789	27,542	(4.3%)	27.4%	26.5%
Other operating costs	8,731	9,670	10.8%	8.3%	9.3%
Rent and related, and marketing costs	9,800	10,087	2.9%	9.3%	9.7%
Total company-owned restaurant costs	76,064	75,454	(0.8%)	72.3%	72.6%

Manufacturing and commissary costs	7,660	6,959	(9.2%)	7.3%	6.7%
Total cost of sales	83,724	82,413	(1.6%)	79.6%	79.3%

Gross profit:
Company-owned restaurant	20,650	18,879	(8.6%)	19.6%	18.1%
Manufacturing and commissary	(865)	691	**	(0.8%)	0.7%
Franchise and license	1,705	1,894	11.1%	1.6%	1.8%
Total gross profit	21,490	21,464	(0.1%)	20.4%	20.6%

Gross profit percentages:
Company-owned restaurant	21.4%	20.0%	(6.5%)	*	*
Manufacturing and commissary	(12.7%)	9.0%	**	*	*
Franchise and license	100.0%	100.0%	0.0%	*	*

Operating expenses:
General and administrative expenses	9,254	8,421	(9.0%)	8.8%	8.1%
California wage and hour settlements	-	-	**	0.0%	0.0%
Senior management transition costs	-	1,335	**	0.0%	1.3%
Depreciation and amortization	3,282	3,907	19.0%	3.1%	3.8%
Loss on sale, disposal or abandonment of assets, net	172	76	**	0.2%	0.1%
Impairment charges and other related costs	23	209	**	0.0%	0.2%
Income from operations	8,759	7,516	(14.2%)	8.3%	7.2%
Other expense:
Interest expense, net	1,702	1,282	(24.7%)	1.6%	1.2%
Income before income taxes	7,057	6,234	(11.7%)	6.7%	6.0%
Provision for income taxes	296	450	52.0%	0.3%	0.4%
Net income	$ 6,761	$ 5,784	(14.5%)	6.4%	5.6%

Net income per common share – Basic	$ 0.43	$ 0.36	(16.3%)	*	*
Net income per common share – Diluted	$ 0.41	$ 0.36	(12.2%)	*	*

Weighted average number of common shares outstanding:
Basic	15,837,211	15,974,248	0.9%	*	*
Diluted	16,623,629	16,179,269	(2.7%)	*	*

* not applicable
** not meaningful

EINSTEIN NOAH RESTAURANT GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share information)
(unaudited)

	January 1,	December 30,
	2008	2008
ASSETS
Current assets:
Cash and cash equivalents	$ 9,436	$ 24,216
Restricted cash	1,203	526
Accounts receivable, net of allowance of $606 and $216, respectively	7,807	6,459
Inventories	5,313	5,290
Prepaid expenses and other current assets	5,281	4,774
Total current assets	29,040	41,265

Property, plant and equipment, net	47,714	59,747
Trademarks and other intangibles, net	63,831	63,831
Goodwill	4,981	4,981
Other assets	2,996	3,105

Total assets	$ 148,562	$ 172,929

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$ 5,072	$ 5,123
Accrued expenses and other current liabilities	19,279	22,410
Short-term debt and current portion of long-term debt	955	8,088
Current portion of obligations under capital leases	80	61
Mandatorily redeemable, Series Z Preferred Stock, $.001 par value, $1,000 per share liquidation value; 57,000 shares authorized; 57,000 shares issued and outstanding	-	57,000

Total current liabilities	25,386	92,682

Senior notes and other long-term debt	88,875	79,787
Long-term obligations under capital leases	67	38
Other liabilities	10,841	14,073
Mandatorily redeemable, Series Z Preferred Stock, $.001 par value, $1,000 per share liquidation value; 57,000 shares authorized; 57,000 shares issued and outstanding	57,000	-
Total liabilities	182,169	186,580

Commitments and contingencies

Stockholders’ deficit:
Series A junior participating preferred stock, 700,000 shares authorized; no shares issued and outstanding
Common stock, $.001 par value; 25,000,000 shares authorized; 15,878,811 and 15,969,167 shares issued and outstanding	16	16
Additional paid-in capital	262,830	264,179
Accumulated other comprehensive loss	-	(2,470)
Accumulated deficit	(296,453)	(275,376)
Total stockholders’ deficit	(33,607)	(13,651)

Total liabilities and stockholders’ deficit	$ 148,562	$ 172,929

EINSTEIN NOAH RESTAURANT GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	52 weeks ended
	January 2,	January 1,	December 30,
	2007	2008	2008
OPERATING ACTIVITIES:
Net income (loss)	$ (6,868)	$ 12,586	$ 21,077
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	16,949	11,192	14,100
Stock-based compensation expense	654	1,688	945
Loss, net of gains, on disposal of assets	493	601	198
Impairment charges and other related costs	2,268	236	263
Provision for losses on accounts receivable	133	101	157
Amortization of debt issuance and debt discount costs	817	651	487
Write-off of debt issuance costs	3,956	2,071	-
Write-off of debt discount	-	528	-
Paid-in-kind interest	1,591	904	-
Changes in operating assets and liabilities:
Restricted cash	462	1,484	677
Accounts receivable	(1,020)	(1,515)	1,191
Accounts payable and accrued expenses	(5,706)	(2,387)	3,297
Other assets and liabilities	267	(3,254)	703

Net cash provided by operating activities	13,996	24,886	43,095

INVESTING ACTIVITIES:
Purchase of property and equipment	(13,172)	(25,869)	(26,690)
Proceeds from the sale of equipment	209	1,168	17
Acquisition of restaurant assets	-	(375)	(7)

Net cash used in investing activities	(12,963)	(25,076)	(26,680)

FINANCING ACTIVITIES:
Proceeds from secondary common stock offering	-	90,000	-
Costs incurred with offering of our common stock	-	(6,667)	-
Proceeds from line of credit	24	-	-
Repayments of line of credit	(24)	-	-
Repayments of other borrowings	(280)	(280)	(280)
Payments under capital lease obligations	(53)	(53)	(84)
Repayment of notes payable	(160,000)	-	-
Borrowings under First Lien Term Loan	80,000	11,900	-
Repayments under First Lien Term Loan	(1,425)	(925)	(1,675)
Borrowing under Second Lien	65,000	-	-
Repayments under Second Lien Term Loan	-	(65,000)	-
Borrowings under Subordinated Note	24,375	-	-
Repayments under Subordinated Note	-	(25,000)	-
Debt issuance costs	(4,923)	(843)	-
Proceeds upon stock option exercises	194	1,017	404

Net cash provided by (used in) financing activities	2,888	4,149	(1,635)

Net increase in cash and cash equivalents	3,921	3,959	14,780
Cash and cash equivalents, beginning of period	1,556	5,477	9,436
Cash and cash equivalents, end of period	$ 5,477	$ 9,436	$ 24,216

EINSTEIN NOAH RESTAURANT GROUP, INC.
CURRENT RESTAURANT SUMMARY

	13 weeks ended January 1, 2008				13 weeks ended December 30, 2008
	Company				Company
	Owned	Franchised	Licensed	Total	Owned	Franchised	Licensed	Total
Einstein Bros.
Beginning balance	337	-	108	445	339	2	140	481
Opened restaurants	4	-	14	18	8	-	8	16
Closed restaurants	(4)	-	(1)	(5)	-	-	(1)	(1)
Ending balance	337	-	121	458	347	2	147	496

Noah's
Beginning balance	74	-	3	77	77	-	3	80
Opened restaurants	3	-	-	3	-	-	2	2
Closed restaurants	-	-	-	-	-	-	-	-
Ending balance	77	-	3	80	77	-	5	82

Manhattan Bagel
Beginning balance	-	71	-	71	1	69	-	70
Opened restaurants	1	1	-	2	-	-	-	-
Closed restaurants	-	(3)	-	(3)	-	-	-	-
Ending balance	1	69	-	70	1	69	-	70

Non-Core Brands
Beginning balance	1	4	-	5	1	-	-	1
Opened restaurants	-	-	-	-	-	-	-	-
Closed restaurants	-	(1)	-	(1)	-	-	-	-
Ending balance	1	3	-	4	1	-	-	1

Consolidated Total
Total beginning balance	412	75	111	598	418	71	143	632
Opened restaurants	8	1	14	23	8	-	10	18
Closed restaurants	(4)	(4)	(1)	(9)	-	-	(1)	(1)
Total ending balance	416	72	124	612	426	71	152	649

	52 weeks ended January 1, 2008				52 weeks ended December 30, 2008
	Company				Company
	Owned	Franchised	Licensed	Total	Owned	Franchised	Licensed	Total
Einstein Bros.
Beginning balance	341	-	93	434	337	-	121	458
Opened restaurants	8	-	31	39	16	2	30	48
Closed restaurants	(12)	-	(3)	(15)	(6)	-	(4)	(10)
Ending balance	337	-	121	458	347	2	147	496

Noah's
Beginning balance	73	-	3	76	77	-	3	80
Opened restaurants	4	-	-	4	1	-	2	3
Closed restaurants	-	-	-	-	(1)	-	-	(1)
Ending balance	77	-	3	80	77	-	5	82

Manhattan Bagel
Beginning balance	-	80	-	80	1	69	-	70
Opened restaurants	1	2	-	3	-	-	-	-
Closed restaurants	-	(13)	-	(13)	-	-	-	-
Ending balance	1	69	-	70	1	69	-	70

Non-Core Brands
Beginning balance	2	6	-	8	1	3	-	4
Opened restaurants	-	-	-	-	-	-	-	-
Closed restaurants	(1)	(3)	-	(4)	-	(3)	-	(3)
Ending balance	1	3	-	4	1	-	-	1

Consolidated Total
Total beginning balance	416	86	96	598	416	72	124	612
Opened restaurants	13	2	31	46	17	2	32	51
Closed restaurants	(13)	(16)	(3)	(32)	(7)	(3)	(4)	(14)
Total ending balance	416	72	124	612	426	71	152	649

CONTACT:
Einstein Noah Restaurant Group
Investor Relations
Tom Ryan, 203-682-8200
tryan@icrinc.com
or
Raphael Gross, 203-682-8200
rgross@icrinc.com